Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bats Global Markets, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of CBOE Holdings, Inc. of our report dated March 7, 2016, except as to Note 2(b) and Note 22, as to which the date is November 7, 2016 with respect to the consolidated statements of financial condition of Bats Global Markets, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the Form 8-K of CBOE Holdings, Inc. dated January 3, 2017.

Our report dated March 7, 2016, except as to Note 2(b) and Note 22, as to which the date is November 7, 2016 contains an explanatory paragraph that states the Company has changed its method of accounting for the presentation of debt issuance costs and deferred tax liabilities in the consolidated financial statements referred to above due to the adoption of Accounting Standards Update No. 2015-03, Interest—Imputation of Interest and Accounting Standards Update No. 2015-17, Income Taxes—Balance Sheet Classification of Deferred Taxes, respectively.

/s/ KPMG LLP

Kansas City, Missouri
January 3, 2017